Corporate Contact:
Doreen McMorran
Skinvisible Pharmaceuticals, Inc.
Phone: 702-433-7154
Email: info@skinvisible.com

Skinvisible Licensee Announces Agreement with Walgreens
-  - New First Aid Antiseptic Product Made with Invisicare Available in 7,000 Stores

Las Vegas, NV– January 13, 2010 - Skinvisible, Inc.’s (SKVI:OTCBB) licensee JD Nelson and Associates LLC. (www.Safe4Hours.com), announced today they have entered into a distribution agreement with Walgreens Company (NYSE:WAG) the nation’s largest retail drug store chain, for their new product; Safe4Hours® First Aid Antiseptic Skin Protectant.  JD Nelson currently licenses Safe4Hours Hand Sanitizer from Skinvisible. This new product, which represents the first of JD Nelson’s product line extensions, was developed by Skinvisible using its patented Invisicare® technology which binds products to the skin, resisting both wash off and perspiration and provides a controlled release of the active ingredient.

Walgreens, with over 7,000 retail drugstore locations in the United States, will launch Safe4Hours® First Aid Antiseptic Skin Protectant on January 15, 2010.  The product, available in both a one and two ounce size,  promotes  healing of minor cuts, scrapes and burns as well as preventing the spread of bacteria including the super bug MRSA, a real health issue in hospitals, schools and for participants in sports. The product also protects and helps relieve chafed, chapped or cracked skin (dermatitis) as well as prevents and protects from the drying effects of wind and cold weather. Walgreens will feature the product both in the first aid section of their stores as well as at the pharmacy counter.

“We are excited to have Walgreens exclusively launch our new first aid antiseptic product.  Having an agreement with the largest drug store chain in the United States, allows our product to be immediately available to consumers nationwide.  This will be important as we launch our $1 million advertising campaign to create awareness of the advantages of our product.” said Mr. Doug Nelson, President and CEO of JD Nelson.

“The Safe4Hours First Aid Antiseptic Skin Protectant is a new product developed by Skinvisible and licensed to JD Nelson for North America. The first aid market is estimated to be over $500 million in annual retail sales in the United States.” said Terry Howlett, President and CEO of Skinvisible.  “We are confident that the plans they are implementing for advertising and promotion will produce immediate results for both JD Nelson and Skinvisible.”

Skinvisible continues to focus on negociating licensing agreements worldwide for its patent protected formulations made with Invisicare, for which it receives research and development fees, upfront license fees, and ongoing royalties for the life of the patents.  The Invisicare polymer technology brings enhanced benefits to topical products such as hand sanitizers and first aid antiseptics as well as products that treat skin conditions including acne, eczema, actinic keratosis and fungal infections along with cosmeceutical applications such as sunscreens, moisturizers and sunless tanners.

About Invisicare

Invisicare is Skinvisible’s patented polymer delivery system that offers life-cycle management and unique enhancements for topically delivered products.  It is a combination of hydrophilic and hydrophobic polymers that hold active ingredients on the skin for extended periods of time resisting both wash off and perspiration.  Invisicare can control the release of actives and reduce irritation. It is non-occlusive and allows for normal skin respiration while protecting against environmental irritants.  www.invisicare.com

 About Skinvisible Pharmaceuticals, Inc

Skinvisible Pharmaceuticals is a research-and-development company whose primary business objective is to license its proprietary formulations with Invisicare to pharmaceutical and cosmeceutical companies as well as assisting companies in enhancing their existing skin care products. Skinvisible receives a combination of research and development fees, upfront license fees, and ongoing royalties for the life of the Invisicare patent. Skinvisible’s value also lies in its ability to continually generate new IP on dermatology and medical products formulated with Invisicare.  www.skinvisible.com

About JD Nelson & Associates

Located in Columbus, Ohio and Toronto, Canada. JD Nelson specializes in manufacturing, marketing and distributing consumer products including Safe4Hours Hand Sanitizer and Safe4Hours First Aid Antiseptic Lotion.  www.safe4hours.com

Forward-Looking Statements:  This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10K for the quarter ending October 31, 2009).